SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 16, 2004

    Notice is hereby given that the Annual Meeting of Shareholders of The Progressive Corporation will be held at 6671 Beta Drive, Mayfield Village, Ohio, on Friday, April 16, 2004, at 10:00 a.m., Cleveland time, for the following purposes:

1.	To elect three directors;

2.	To approve an amendment to the Company’s Code of Regulations to allow the Board of Directors to authorize the Company to issue shares without issuing physical certificates;

3.	To approve The Progressive Corporation 2004 Executive Bonus Plan;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2004; and

5.	To transact such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on February 18, 2004, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

   By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March      , 2004

   Shareholders who do not expect to attend the meeting in person are urged to date and sign the enclosed proxy and return it in the enclosed postage-paid envelope.

THE PROGRESSIVE CORPORATION PROXY STATEMENT

    This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The Progressive Corporation, an Ohio corporation (“Company”), to be held at 10:00 a.m., Cleveland time, on Friday, April 16, 2004, at 6671 Beta Drive, Mayfield Village, Ohio 44143, and at any adjournment thereof. This statement, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2003, which is attached hereto as an Appendix, and the accompanying proxy will be sent to shareholders on or about March      , 2004.

   The close of business on February 18, 2004, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 217,031,564 Common Shares, each of which will be entitled to one vote.

ITEM 1: ELECTION OF DIRECTORS

    The Company’s Code of Regulations provides that the number of directors shall be fixed at no fewer than five or more than twelve. The number of directors has been fixed at twelve and there are currently twelve directors on the Board. The Code of Regulations provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually. At the meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the three nominees hereinafter named, each to serve for a three-year term and until his or her successor is duly elected and qualified. If, by reason of death or other unexpected occurrence, any one or more of the nominees herein named should not be available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

   Based upon a recommendation from the Nominating and Governance Committee, the Board has nominated the three nominees named below for reelection to the Board. Since the terms of four directors will expire on the date of the Annual Meeting, a vacancy on the Board will be created. Vacancies on the Board may be filled by a majority vote of the remaining directors and, in such event, the new director will serve for the remainder of the unexpired term of the class of directors to which he or she is assigned. Assignments will be made so that the directors are distributed among the several classes as nearly equally as possible. No decision has been made to fill the vacancy, nor has the Nominating and Governance Committee recommended or the Board selected any candidates to fill the vacancy.

   Proxies cannot be voted at the Annual Meeting for a greater number of persons than the three nominees named in this proxy statement. No shareholder nominations for the election of directors have been received within the time period required by Section 13 of Article II of the Company’s Code of Regulations.

   If notice in writing is given by any shareholder to the President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute such number of votes among two or more nominees, as he or she sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the three nominees named below as possible.

   The following information is set forth with respect to each person nominated for election as a director and for those directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years. Each such nominee is currently a director of the Company.

Nominees for Election at the Annual Meeting

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Peter B. Lewis, Age 70 Chairman of the Board of the Company; President of the Company prior to January 2001; Chief Executive Officer during 2000 and prior to January 1999; Chief Executive Officer — Insurance Operations during 1999; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company prior to March 2000	1965	2007

Glenn M. Renwick (1), Age 48 President and Chief Executive Officer of the Company since January 2001; Chief Executive Officer-Insurance Operations during 2000; Chief Information Officer from January 1998 to March 2000; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company since March 2000	1999	2007

Donald B. Shackelford (2), Age 71 Chairman of the Board, Fifth Third Bank, Central Ohio (successor to State Savings Bank), Columbus, Ohio (commercial bank) since June 1998	1976	2007

Directors whose terms will continue after the annual meeting

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Milton N. Allen (3), Age 76 Consultant to or director or trustee of various for-profit and not-for-profit organizations	1978	2005

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Charles A. Davis (4), Age 55 Vice Chairman, Marsh & McLennan Companies, Inc., New York, New York (financial services) since September 1999; Chairman and Chief Executive Officer, MMC Capital, Inc., New York, New York (global private equity firm) since April 1998	1996	2005

Bernadine P. Healy, M.D. (5), Age 59 Medical & Science Columnist, U.S. News & World Report, Washington, D.C. (publishing) since September 2002; President and Chief Executive Officer, American Red Cross, Washington D.C. (emergency services) from September 1999 to December 2001; Dean of the College of Medicine and Public Health and Professor of Medicine, The Ohio State University, Columbus, Ohio (education) prior to 1999	2002	2005

Jeffrey D. Kelly (6), Age 50 Executive Vice President and Chief Financial Officer, National City Corporation, Cleveland, Ohio (commercial banking)	2000	2005

Stephen R. Hardis (7), Age 68 Chairman of the Board, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing) since May 2000; Chairman of the Board and Chief Executive Officer, Eaton Corporation, Cleveland, Ohio (manufacturing) prior to July 2000	1988	2006

Philip A. Laskawy (8), Age 62 Retired since September 2001; Chairman and Chief Executive Officer, Ernst & Young LLP, New York, New York (professional services) prior to September 2001	2001	2006

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Norman S. Matthews (9), Age 71 Consultant, New York, New York	1981	2006

Bradley T. Sheares, Ph.D., Age 47 President, U.S. Human Health Division of Merck & Co., Inc., Whitehouse Station, New Jersey (pharmaceutical products and services) since March 2001; Vice President, Hospital Marketing and Sales, U.S. Human Health Division of Merck & Co., Inc. prior to March 2001	2003	2006

(1)	Mr. Renwick is also an officer and director of other subsidiaries of the Company and a director of Fiserv, Inc., which is publicly held.

(2)	Mr. Shackelford is also a director of The Limited Brands, Inc., which is publicly held.

(3)	Mr. Allen is also a director of Phoenix Venture Partners and Del Rio Investment Corporation, which are privately held.

(4)	Mr. Davis is also a director of Marsh & McLennan Companies, Inc., Media General, Inc. and Merchants Bancshares, Inc., which are publicly held, and AXIS Specialty, Ltd., which is privately held.

(5)	Dr. Healy is also a director of Ashland Inc., National City Corporation and Invacare Corporation, which are publicly held, and a trustee of Battelle Memorial Institute, a not-for-profit corporation.

(6)	Mr. Kelly is also a director of National Processing Co., Inc., which is publicly held.

(7)	Mr. Hardis is also a director of Nordson Corporation, Lexmark International, Inc., American Greetings Corporation, STERIS Corporation, Apogent Technologies Inc. and Marsh & McLennan Companies, Inc., all of which, as well as Axcelis Technologies, Inc., are publicly held.

(8)	Mr. Laskawy is also a director of General Motors Corporation, Loews Corporation and Henry Schein, Inc., which are publicly held.

(9)	Mr. Matthews is also a director of Toys “R” Us, Inc., Sunoco, Inc., Finlay Fine Jewelry, Inc., Henry Schein, Inc. and Galyan’s Trading Company, Inc., which are publicly held.

Board of Directors Independence Standards and Determinations

   The Board of Directors has adopted and approved categorical independence standards which, if satisfied by a director, will permit a determination that such director is independent for purposes of the New York Stock Exchange (NYSE) Listing Standards. Under the Company’s standards, an individual director may be determined to be “independent” if he or she satisfies each of the following requirements:

•	He or she is not currently an officer or employee of the Company or any of its subsidiaries, and has not been an officer or employee of the Company or any of its subsidiaries at any time during the past three years.

•	No member of his or her immediate family is an executive officer of the Company or has been an executive officer of the Company at any time during the past three years.

•	Neither he or she, nor any member of his or her immediate family, receives, or has received at any time within the past three years, more than $100,000 per year in direct compensation from the Company or any of its subsidiaries, other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service). For purposes of this requirement, compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered.

•	He or she is not, and has not been at any time within the past three (3) years, affiliated with or employed by a present or former auditor of the Company or any of its subsidiaries.

•	No member of his or her immediate family is, or has been at any time within the past three (3) years, affiliated with or employed in a professional capacity by a present or former auditor of the Company or any of its subsidiaries.

•	Neither he or she, nor any member of his or her immediate family, is or has been at any time during the past three (3) years, employed as an executive officer of another company where any of the executive officers of the Company serve on the compensation committee of such other company.

•	Neither he or she, nor any member of his or her immediate family, has a direct business or other relationship with the Company or any of its subsidiaries (as a lawyer, consultant or otherwise), other than as a director of the Company, or has had any such business or other relationship with the Company at any time during the past three years. For purposes of this requirement, service by an immediate family member as a non-executive employee of the Company will not be considered to be a prohibited relationship.

•	Neither he or she, nor any member of his or her immediate family, is a member of or of counsel to any law firm that the Company has retained during the last fiscal year or proposes to retain during the current fiscal year.

•	Neither he or she, nor any member of his or her immediate family, is a partner or executive officer of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the last fiscal year or that the Company proposes to have perform such services during the current fiscal year.

•	He or she is not an executive officer or employee of, and no member of his or her immediate family is an executive officer of, and neither he or she nor any member of his or her immediate family holds a one percent (1%) or greater equity interest in, any other company or organization that has, or has had at any time within the past three (3) years, a material business or other relationship with the Company or any of its subsidiaries. For purposes of this standard, a relationship will be deemed to be material if the total amount of the payments made or received by the Company or any of its subsidiaries in connection with such business or other relationship during the relevant fiscal year was, or for the current fiscal year is expected to be, more than the greater of (1) $1 million; or (2) two percent (2%) of the consolidated gross revenues of such other entity.

   Contributions by the Company to a charitable or non-profit organization in which a director or his or her spouse serves as a director, trustee or executive officer or in an equivalent position will be deemed immaterial under the Company’s standards if the Company’s contributions to such organization in any calendar year do not exceed $25,000 (excluding matching gifts made by The Progressive Insurance Foundation in response to employee contributions to such organization). If the Company makes annual contributions in excess of the stated amount to any such organization, the effect, if any, on the director’s independence will be considered on a case by case basis.

   The materiality of any other relationships will be determined by a disinterested majority of directors on a case-by-case basis. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The ownership of even a significant amount of stock, by itself, however, is not a bar to a finding of independence.

   The Board of Directors has considered the independence of each of the directors under the foregoing standards and, based on such considerations and the recommendations of the Nominating and Governance Committee of the Board of Directors, and after due inquiry into the facts and circumstances of each director’s relationships with the Company (if any), has determined that each of the following directors (i) satisfies the Company’s independence standards as described above, (ii) has no relationship with the Company or its subsidiaries, or with any charitable organization that received a contribution from the Company, which would require an individual determination as to such director’s independence, and (iii) is independent under the applicable NYSE Listing Standards:

Milton N. Allen
B. Charles Ames (retiring as of the 2004 Annual Meeting)
Charles A. Davis
Stephen R. Hardis
Bernadine P. Healy, M.D.
Jeffrey D. Kelly
Philip A. Laskawy
Norman S. Matthews
Donald B. Shackelford
Bradley T. Sheares, Ph.D.

Meetings of the Board of Directors and Attendance

   Six meetings of the Board of Directors were held during 2003.

   Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Shareholders. Normally, a meeting of the Board will be scheduled to coincide with the Annual Meeting of Shareholders. The Company’s 2003 Annual Meeting of Shareholders was attended by all eleven of the directors who were either nominated for election as a director at such meeting or whose term continued after the meeting.

Meetings of the Non-Management Directors

   Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet in executive session at least quarterly. The Chairman of the Board, provided that he or she is not an executive officer of the Company, presides at these meetings. In the event that a non-executive Chairman is not available to lead these meetings, the non-management director who presides will be chosen by the non-management directors. In 2003, the non-management directors met in executive session six times. Mr. Peter B. Lewis, the Chairman of the Board, presided at each of those meetings.

   In addition, if there is at least one director among the non-management directors who does not meet the criteria for independence required by the NYSE, the independent non-management directors will meet in executive session at least once annually. Mr. Lewis currently does not meet the required criteria for independence. In 2003, the independent non-management directors met in executive session on one occasion.

Board Committees

   The Board has named an Executive Committee, an Audit Committee, an Investment and Capital Committee, a Compensation Committee, and a Nominating and Governance Committee, as described below. Complete Charters of the Audit Committee, Investment and Capital Committee, Compensation Committee, and Nominating and Governance Committee can be found on the Company’s Web site at progressive.com/governance.

Executive Committee

   Messrs. Allen, Hardis, Lewis and Renwick are the current members of the Board’s Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its committees. During 2003, the Executive Committee did not meet, but adopted resolutions by written action pursuant to Ohio corporation law on nine occasions.

Audit Committee

   Messrs. Allen, Ames and Laskawy are the current members of the Board’s Audit Committee, which assures that the organizational structure, policies, controls and systems are in place to monitor performance. The Audit Committee monitors the integrity of the Company’s financial statements, the Company’s financial reporting processes and internal controls, compliance by the Company with legal and regulatory requirements and the public release of financial information. The Committee also is responsible for confirming the independence of, and for the appointment, compensation, retention and oversight of the work of, the Company’s independent accountant. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to the Company that may interfere with the exercise of his independence from management and the Company, and is independent as defined in the applicable NYSE Listing Standards. During 2003, the Audit Committee met five times and participated in two conference calls to review the Company’s financial and operating results.

   Audit Committee Financial Expert. The Board of Directors has determined that Philip A. Laskawy, the Chairman of the Audit Committee, is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that he has accounting or related financial management expertise, as required by the NYSE Listing Standards. Mr. Laskawy is a former Chairman and CEO of Ernst & Young LLP, and is a member or chairman of the audit committees of three other public companies. The Board has determined that through appropriate education and experience, Mr. Laskawy has demonstrated that he possesses the following attributes:

•	An understanding of generally accepted accounting principles and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal controls over financial reporting; and

•	An understanding of audit committee functions.

   Effectiveness of Philip A. Laskawy. The Board of Directors does not have a policy limiting the number of public company audit committees on which a director may serve. Philip A. Laskawy, the Chairman of the Audit Committee, also serves on the audit committees of three other public companies. The Board has determined, however, that Mr. Laskawy’s simultaneous service on multiple audit committees would not impair Mr. Laskawy’s ability to serve effectively on the Company’s Audit Committee. Among other factors, the Board considered that, since his appointment to the Audit Committee in April 2002, Mr. Laskawy has attended all meetings of the Committee, participated in all conference calls held to review operating results, and has been well prepared for and actively participated in all of the Committee’s activities. In addition, since he was appointed as Chairman of the Audit Committee in April 2003, Mr. Laskawy has: participated in the planning of Committee meetings; actively led the Committee’s meetings in a professional and efficient manner, asking insightful questions and covering all agenda items; consulted frequently with the Company’s inside and outside auditors regarding accounting, internal controls and financial reporting matters; and helped lead the Company’s efforts to comply with the Sarbanes-Oxley Act of 2002, SEC regulations and NYSE Listing Standards and to revise the Committee’s Charter. The Board believes that Mr. Laskawy’s participation on the audit committees of three other public companies enhanced, and would likely continue to enhance, his knowledge and understanding of the role and functioning of audit committees in general, the issues faced by such committees and various approaches to corporate governance matters. The Board determined that Mr. Laskawy’s professional, energetic and thorough approach to the Chairman’s duties, as well as the auditing, accounting and financial reporting experience that he brings, are significant benefits to the Committee and to the Company.

Investment and Capital Committee

   Messrs. Hardis, Kelly and Shackelford are the current members of the Board’s Investment and Capital Committee, which monitors and advises the Company on its investment and capital management policies. During 2003, the Investment and Capital Committee met six times and adopted resolutions by written action pursuant to Ohio corporation law on one occasion.

Compensation Committee

   Messrs. Davis and Matthews and Dr. Healy are the current members of the Board’s Compensation Committee, which reviews and approves the Company’s equity and other compensation plans and awards thereunder and monitors the operation of the Company’s compensation programs, including the various cash and stock incentive programs in which directors, officers and/or employees of the Company participate. The Board has determined that each of the members of the Committee is independent under applicable NYSE Listing Standards. During 2003, the Compensation Committee met six times and adopted resolutions by written action pursuant to Ohio corporation law on six occasions.

Nominating and Governance Committee

   Messrs. Davis, Hardis and Matthews are the current members of the Board’s Nominating and Governance Committee and have been determined by the Board to be independent as defined in the applicable NYSE Listing Standards. The Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such possible nominees, and reviews and makes recommendations on corporate governance issues.

   The Committee may retain one or more third-party executive search firms, from time to time, to assist in identifying or evaluating potential nominees for director. Such search firms may be retained to identify and narrow the pool of potential nominees, to investigate a potential nominee’s willingness to serve or to otherwise investigate and make recommendations to the Committee on the talents, background or other factors entering into the Committee’s consideration of a potential nominee.

   During 2003, the Nominating and Governance Committee met four times and reviewed the qualifications of potential candidates for the Board. The Committee recommended Bradley T. Sheares, Ph.D., to fill the vacancy on the Board that existed in 2003. Dr. Sheares, who was identified for the Committee’s consideration by a third-party search firm, was elected by the Board to fill the vacancy, effective August 2003. In addition, the Committee recommended the three nominees named above for reelection to the Board, each of whom is currently a director.

   Shareholder-Proposed Candidate Procedures. In January 2004, the Committee approved Procedures for Shareholders to Propose Candidates for Directors (the “Shareholder-Proposed Candidate Procedures”). Pursuant to the Shareholder-Proposed Candidate Procedures and the Committee’s Charter, the Committee has adopted a policy of considering director candidates who are recommended by shareholders of the Company.

   Any shareholder desiring to propose a candidate for election to the Board may do so by mailing to the Company’s Secretary a written notice which identifies the candidate and includes the information required below. Upon receipt, the Secretary will forward to the Committee the notice and the other information provided. The notice and supporting information should be sent to the Secretary at the following address:

Charles E. Jarrett, Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143

   The written notice must include the following:

•	The name of the nominating shareholder, and the address(es) and phone number(s) at which the nominating shareholder can be contacted;

•	Evidence of the number of the Company’s Common Shares, $1.00 par value, held by the nominating shareholder, a statement of how long the nominating shareholder has held those shares, and a statement that the nominating shareholder will continue to hold those shares at least through the Company’s next Annual Meeting of Shareholders;

•	The candidate’s full name, together with address(es) and phone number(s) where the candidate can be contacted;

•	A statement of the candidate’s qualifications and experiences, and any other qualities that the nominating shareholder believes that the candidate would bring to the Board;

•	A statement, signed by both the nominating shareholder and the candidate: (i) that the nominating shareholder and the candidate currently do not have, and in the prior three (3) years have not had, directly or indirectly, any business, professional or other relationship, and that the nominating shareholder and the candidate do not have any agreement, arrangement or understanding with respect to the candidate’s proposed service as a Director of the Company; or (ii) if either of the foregoing statements is incorrect in any way, describing in detail the business, professional or other relationship or the agreement, arrangement or understanding, as applicable;

•	The candidate’s resume, which must include at a minimum a detailed description of the candidate’s business, professional or other appropriate experience for at least the last ten (10) years, a list of other boards of directors of public companies (if any) on which the candidate currently serves or on which he or she served in the last five (5) years, undergraduate and post-graduate educational information (if applicable) and at least three (3) business, professional or personal references for the candidate (in addition to the nominating shareholder); and

•	A written statement, signed by the candidate, agreeing that if he or she is selected by the Committee and the Board, he or she will (i) be a nominee for election to the Board, (ii) provide all information necessary for the Company to include in the Company’s Proxy Statement under applicable SEC or NYSE rules, and (iii) serve as Director if he or she is elected by shareholders.

   The nominating shareholder may also include any additional information that the shareholder believes is relevant to the Committee’s consideration of the candidate. If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee may, in its discretion, reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee further reserves the right to limit each shareholder to one (1) proposed candidate in any calendar year and not to consider any additional candidate(s) proposed by such shareholder or affiliates of such shareholder.

   Shareholders may propose candidates to the Committee pursuant to the Shareholder-Proposed Candidate Procedures at any time. However, to be considered by the Committee in connection with the Company’s next Annual Meeting of Shareholders (held in April of each year), the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

   It is the policy of the Committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the Shareholder-Proposed Candidate Procedures on the same basis as candidates that are suggested by the Company’s Board members or executive officers or by other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates that are likely to be deemed independent from the Company under SEC and NYSE rules. Likewise, as to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of the Company’s Common Shares that have been owned for more than 2 years).

   In considering Director nominations generally, the Committee will consider: the current composition of the Board and how it functions as a group; the talents, personalities, strengths and any weaknesses of current Board members; the value of contributions made by individual Board members; the need for a person with specific skills, experiences or background to be added to the Board; any available or anticipated vacancies due to retirement or other reasons; and other factors which may enter into the nomination decision. Upon the expiration of a Director’s term on the Board, the current Director will be given preference for nomination when the Director indicates his or her willingness to continue serving and, in the Committee’s judgment, the Director has made and is likely to continue to make a significant contribution to the Board and the Company.

   When considering an individual candidate’s suitability for the Board, the Committee will evaluate each individual on a case-by-case basis. The Committee does not prescribe minimum qualifications or standards for directors, but instead looks for directors who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s Charter – Integrity, Judgment, Commitment, Preparation, Participation and Contribution. In addition, the Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, professional or other career and the skills and talents which the candidate would be expected to add to the Board. The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

   The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by the Company, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

   These Shareholder Proposed Candidate Procedures are in addition to any rights that a shareholder may have under the Company’s Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for the Company’s Board.

Communications with the Board of Directors

   The Board of Directors has adopted procedures for security holders to send written communications to the Board as a group. Such communications must be clearly addressed to the Board of Directors and sent to any of the following, at the election of the security holder:

Peter B. Lewis
Chairman of the Board
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: peter lewis@progressive.com

Philip A. Laskawy
Chairman of the Audit Committee
The Progressive Corporation
c/o Ernst & Young
5 Times Square
New York, New York 10036
E-mail: philip laskawy@progressive.com

Charles E. Jarrett
Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: chuck jarrett@progressive.com

   Communications so received will be forwarded by the recipient to the full Board of Directors.

Certain Relationships and Related Transactions

   During 2003, a company owned by Mr. Peter B. Lewis paid to the Company the amount of $457,411 for: (a) the salaries and all other payroll expenses of three pilots and a part-time mechanic who were then employees of a subsidiary of the Company and supported the operation of an airplane independently owned by Mr. Lewis’s company (this arrangement was terminated in January 2004); (b) the salary and related employee costs of an employee of a subsidiary of the Company who acted as Mr. Lewis’s executive assistant (this arrangement was terminated in February 2003); and (c) a portion of the rental costs and certain other expenses incurred by a subsidiary of the Company in connection with the lease of an airplane hangar, the use of which is shared by a subsidiary of the Company and Mr. Lewis’s company.

   In January and September 2003, the Company purchased 400,000 and 200,000, respectively, of the Company’s Common Shares from PBL Investments, LP, which is wholly owned, directly or indirectly, by Mr. Lewis, for $52.23 and $71.00 per share. With respect to each such transaction, the price per share equaled the then current market price of the Company’s Common Shares as quoted on the NYSE.

   Mr. Jeffrey Kelly, a director of the Company, is also an Executive Vice President and the Chief Financial Officer of National City Corporation, the parent company of National City Bank. During 2003, the Company had a $10 million revolving credit arrangement with National City Bank. The Company had no borrowings under this arrangement at December 31, 2003. During 2003, the Company paid a total of $12,674 to National City Bank for the commitment fees under this revolving credit arrangement. This arrangement was replaced with a new $10 million revolving credit line from National City Bank in January 2004. The material terms of the new credit line are substantially similar to those of the previous line.

   National City Bank is also the Transfer Agent and Registrar of the Company’s Common Stock and received fees of $107,651 for such services during 2003, which represents its customary rates. Additionally, the Company uses National City Bank for commercial banking services, and paid $1,145,910 in service charges during 2003.

   During 2003, the Company paid $537,900 to Mercer Management Consulting, Inc. (Mercer), a subsidiary of Marsh & McLennan Companies, Inc., for property management services provided at the Company’s Albany, New York building. Mr. Charles Davis, a director of the Company, is the Vice Chairman of Marsh & McLennan Companies, Inc. The fees paid to Mercer were customary rates for services rendered in such capacities. This arrangement was terminated in February 2004.

   Mr. Davis, along with Mr. W. Thomas Forrester, a named executive officer of the Company, serve as directors of AXIS Specialty Ltd. (AXIS), a subsidiary of Marsh & McLennan Companies, Inc. Beginning in July 2003, AXIS reinsured part of the Company’s outstanding risks under its directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. AXIS provides reinsurance coverage of $6.0 million on policy limits of $15 million, for losses incurred in excess of the first million dollars. AXIS is one of several companies that the Company uses to reinsure this non-auto line of business. During 2003, the Company ceded $2,079,867 in premiums to AXIS for this coverage. At December 31, 2003, the Company had $843,367 of reinsurance recoverables on unpaid losses under this arrangement. The terms of this reinsurance arrangement are consistent with those between the Company and the other reinsurers.

   In addition, the Company uses various subsidiaries of Marsh & McLennan Companies, Inc., for brokerage services in the ordinary course of the Company’s auto and non-auto businesses. During 2003, the Company paid $1,180,565 for these services. These commissions were at customary rates for services rendered in such capacities.

   The Company paid $3,595 to Fiserv, Inc., for comparative rating software during 2003. Mr. Glenn Renwick, President, Chief Executive Officer and a director of the Company, is also a director of Fiserv, Inc.

Compensation Committee Interlocks and Insider Participation

   Messrs. Davis, Matthews and Dr. Healy served as members of the Company’s Compensation Committee during 2003. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

    The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

   The Audit Committee of the Board of Directors (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2003, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.

   The Committee has discussed with the independent accountants, who are responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has received the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants their independence from management and the Company.

   The Committee discussed with the Company’s internal and independent accountants the overall scope and plans for their respective audits. The Committee meets with the internal and independent accountants, with and without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. During 2003, the Committee held five meetings and participated in two conference calls to review the Company’s financial and operating results. Also, during 2003, the Committee reassessed the adequacy of the Audit Committee’s Charter and recommended that the Charter be updated and revised to comply with recently adopted New York Stock Exchange corporate governance standards. The revised Charter was approved by the Board in December 2003 and is included as Appendix A.

   Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee has selected and retained PricewaterhouseCoopers LLP to serve as the independent accountants for the Company and its subsidiaries for 2004.

AUDIT COMMITTEE

Philip A. Laskawy, Chairman Milton N. Allen B. Charles Ames

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

    Security Ownership of Certain Beneficial Owners. The following information is set forth with respect to persons known to management to be the beneficial owners, as of December 31, 2003, or other date indicated below, of more than 5% of the Company’s Common Shares:

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership(1)	of Class

Ruane, Cunniff & Co., Inc.	27,390,805(2)	12.7%
767 Fifth Avenue New York, New York 10153-4798
The TCW Group, Inc.	25,175,039(3)	11.6%
865 South Figueroa Street Los Angeles, California 90017
Peter B Lewis	19,390,260(4)	8.9%
6300 Wilson Mills Road Mayfield Village, Ohio 44143
Davis Selected Advisers, L.P.	19,139,134(5)	8.8%
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706
AXA Financial, Inc.	14,002,213(6)	6.5%
1290 Avenue of the Americas New York, New York 10104

(1)	Except as otherwise indicated, the persons listed as beneficial owners of the Common Shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

(2)	The Common Shares are held in investment accounts maintained with Ruane, Cunniff & Co., Inc. as of December 31, 2003, and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Co., Inc. has advised that it has sole voting power as to 11,863,745 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares.

(3)	The Common Shares are held in investment accounts maintained with The TCW Group, Inc. as of December 31, 2003, and it disclaims any beneficial interest in such shares. The TCW Group, Inc. has advised that it has shared voting power as to 21,942,092 of these shares, no voting power as to the balance of these shares, and shared investment power as to all of these shares.

(4)	Includes 49,647 Common Shares held for Mr. Lewis by a trustee under the Company’s Retirement Security Program, 661,627 Common Shares subject to currently exercisable stock options and 3,052 restricted Common Shares granted to Mr. Lewis in his capacity as Chairman of the Board. Also includes: 30,600 shares held by a charitable corporation of which Mr. Lewis serves as a trustee and an officer, as to which Mr. Lewis disclaims any beneficial interest; and 4,131,489 Common Shares held by two limited partnerships in which Mr. Lewis directly or indirectly holds general partner interests, and three limited liability companies in which Mr. Lewis directly or indirectly holds membership interests, as to which shares Mr. Lewis disclaims any beneficial interest, except to the extent of his own pecuniary interest therein.

(5)	The Common Shares are held in investment accounts maintained with Davis Selected Advisors, L.P. as of December 31, 2003, and it disclaims any beneficial interest in such shares. Davis Selected Advisors, L.P. has advised that it has sole voting and sole investment power as to all of these shares. Mr. Charles Davis, a director of the Company, has no affiliation with Davis Selected Advisors, L.P.

(6)	The Common Shares are held in investment accounts maintained with subsidiaries of AXA Financial, Inc., as of December 31, 2003, and it disclaims any beneficial interest in such shares. AXA Financial, Inc. has advised that it has sole voting power as to 7,319,129 of these shares, shared voting power as to 2,416,874 of these shares, no voting power as to the balance of these shares, and sole investment power as to 13,914,439 of these shares and shared investment power as to 87,774 of these shares.

   Security Ownership of Management. The following information is set forth with respect to the Company’s Common Shares beneficially owned as of December 31, 2003 (including stock options exercisable 60 days thereafter), by all directors and nominees for election as directors of the Company, each of the named executive officers (as identified on page 17) and by all directors and all individuals who were executive officers of the Company on December 31, 2003, as a group:

		Common Shares	Other
	Common Shares	Subject to	Common		Total		Units	Total Interest
	Subject to	Currently	Shares		Common Shares		Equivalent to	in Common
	Restricted Stock	Exercisable	Beneficially		Beneficially	Percent of	Common	Shares and
Name	Awards(1)	Options(2)	Owned(3)		Owned	Class(4)	Shares(5)	Unit Equivalents

Milton N. Allen	1,450	40,767	58,987	(6)	101,204	*	664	101,868
B. Charles Ames	1,450	46,767	169,215		217,432	*	7,015	224,447
Alan R. Bauer	12,205	294,564	41,749	(7)	348,518	*	N/A	348,518
Charles A. Davis	1,450	28,767	30,000		60,217	*	5,873	66,090
W. Thomas Forrester	15,248	311,949	64,481	(8)	391,678	*	N/A	391,678
Stephen R. Hardis	1,450	40,767	26,669		68,886	*	30,611	99,497
Bernadine P. Healy, M. D.	1,450	N/A	6,000		7,450	*	155	7,605
Jeffrey D. Kelly	1,450	14,919	9,000		25,369	*	2,484	27,853
Philip A. Laskawy	1,450	2,619	3,000	(9)	7,069	*	1,297	8,366
Peter B. Lewis	3,052	661,627	18,725,581	(10)	19,390,260	8.9%	N/A	19,390,260
Norman S. Matthews	1,450	46,767	39,603		87,820	*	3,933	91,753
Brian J. Passell	11,224	134,613	8,352		154,189	*	N/A	154,189
Glenn M. Renwick	68,656	459,546	180,601	(11)	708,803	*	N/A	708,803
Donald B. Shackelford	1,450	46,767	181,113	(12)	229,330	*	5,754	235,084
Bradley T. Sheares, Ph.D.	—	N/A	—		—	*	64	64
Robert T. Williams	12,661	198,126	17,490	(13)	228,277	*	N/A	228,277
All 23 Executive Officers and Directors as a Group	184,429	2,597,968	19,632,574		22,414,971	10.2%	57,851	22,472,821

*	Less than 1% of the outstanding Common Shares of the Company.

      N/A = not applicable

(1)	Includes Common Shares held for executive officers and directors pursuant to restricted stock awards issued under various incentive plans maintained by the Company. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)	Includes currently exercisable stock options issued under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)	Includes, among other shares, Common Shares held for executive officers or their spouses under The Progressive Retirement Security Program or pursuant to The Progressive Corporation Executive Deferred Compensation Plan. Unless otherwise indicated below, beneficial ownership of the Common Shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

(4)	Percentage based solely on Total Common Shares Beneficially Owned.

(5)	Each director of the Company who is not an employee of the Company (other than Peter B. Lewis) participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”) (see page 20 for a description of the Directors Deferral Plan). Pursuant to the Directors Deferral Plan, all Retainer Fees and, if so elected by the director, Meeting Fees are deferred pursuant to the plan and converted into units that are equivalent in value and dividend rights to the Company’s Common Shares. The equivalent units disclosed are in addition to the Company’s Common Shares beneficially owned, and the director has neither voting nor investment power as to these units.

(6)	Includes 5,148 Common Shares owned by Mr. Allen’s wife and 27,204 Common Shares held by Mr. Allen’s wife as trustee for the benefit of his children, as to which shares he disclaims any beneficial interest.

(7)	Includes 5,857 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Bauer has sole investment power but no voting power.

(8)	Includes 27,000 Common Shares held by Mr. Forrester as trustee for three trusts established for the benefit of his children.

(9)	Includes 3,000 Common Shares owned by Mr. Laskawy’s wife, as to which shares he disclaims any beneficial interest.

(10)	See footnote 4 on page 14.

(11)	Includes 31,925 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Renwick has sole investment power but no voting power.

(12)	Includes 20,493 Common Shares held by Mr. Shackelford as trustee of a trust established for the benefit of his daughter.

(13)	Includes 12,612 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Williams has sole investment power but no voting power.

   Securities authorized for issuance under equity compensation plans. The following information is set forth with respect to the equity compensation plans maintained by the Company and is reported as of December 31, 2003.

EQUITY COMPENSATION PLAN INFORMATION

				Number of
	Number of			Securities
	Securities to be		Number of	Remaining Available
	Issued upon	Weighted-Average	Securities	for Future Issuance
	Exercise of	Exercise Price of	Awarded	Under Equity
Plan Category	Outstanding Options	Outstanding Options	as Restricted Stock	Compensation Plans

Equity compensation plans approved by security holders:
Employee Plans:
2003 Incentive Plan	—	—	362,997	4,637,003
1995 Incentive Plan	6,936,145	$33.70	190,293	7,188,900
1989 Incentive Plan	1,788,892	17.79	—	—
Director Plans:
2003 Directors Equity Incentive Plan	—	—	16,102	333,898
1998 Directors’ Stock Option Plan	191,061	36.35	—	406,956
1990 Directors’ Stock Option Plan	120,000	17.21	—	—
Equity compensation plans not approval by security holders:
None	—	—	—	—

   Section 16(a) Beneficial Ownership Reporting Compliance. None

EXECUTIVE COMPENSATION

    The following information is set forth with respect to the Company’s Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2003 (the “named executive officers”). The titles set forth below reflect positions held at December 31, 2003.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation Awards

	Annual Compensation				Securities
				Restricted Stock	Underlying	All Other
Name and		Salary	Bonus(1)	Awards(2)	Options	Compensation(3)
Principal Position	Year	($)	($)	($)	(#)	($)

Glenn M. Renwick(4)	2003	$750,000	$2,250,000	$4,500,401	—	$9,480
President and Chief	2002	744,231	1,834,157	—	136,077	9,396
Executive Officer	2001	676,923	1,376,862	—	162,213	7,815

W. Thomas Forrester(4)	2003	$472,128	$944,255	$999,506	—	$9,480
Vice President and	2002	447,688	735,551	—	32,826	9,396
Chief Financial Officer	2001	426,538	578,386	—	56,937	8,316

Robert T. Williams	2003	$428,264	$856,528	$829,929	—	$8,962
Group President of	2002	413,269	656,685	—	28,557	8,794
the Agency Business	2001	397,115	515,456	—	48,996	8,087

Alan R. Bauer	2003	$397,218	$794,436	$800,038	—	$10,350
Group President of	2002	372,451	676,743	—	27,117	10,245
the Direct Business	2001	350,324	541,601	—	46,386	9,919

Brian J. Passell	2003	$373,288	$746,575	$735,733	—	$10,350
Group President of	2002	358,276	588,647	—	23,559	10,006
Claims	2001	339,808	460,779	—	42,261	8,316

(1)	Includes bonus amounts, if any, deferred under The Progressive Corporation Executive Deferred Compensation Plan.

(2)	In 2003, the Company began awarding restricted stock in lieu of stock options. See table below for the number, value and vesting schedule of the aggregate restricted stock holdings at the end of 2003.

(3)	The reported amounts for 2003 represent employer contributions made during the year under the Company’s Retirement Security Program.

(4)	Amounts shown excludes other annual compensation in the form of personal use of corporate aircraft for Messrs. Renwick and Forrester in the amount of $29,806 and $1,614, respectively, for 2003, and $21,547 and $2,318 for 2002, since the amounts did not exceed the disclosure threshold of the lesser of $50,000 or 10% of the combined salary and bonus.

2004 ANNUAL COMPENSATION

		Range of Potential Bonus (2)

	Salary(1)	Minimum	Maximum
Name	($)	($)	($)

Glenn M. Renwick	$750,000	$0	$2,250,000
W. Thomas Forrester	490,000	0	980,000
Robert T. Williams	445,000	0	890,000
Alan R. Bauer	415,000	0	830,000
Brian J. Passell	390,000	0	780,000

(1)	Represents the annual salary for 2004, as approved by the Compensation Committee of the Board of Directors.

(2)	The bonuses can vary based on results achieved versus pre-established performance criteria. See “Annual Bonus Component” in the Compensation Committee Report, beginning on page 22.

RESTRICTED STOCK AWARDS IN LAST FISCAL YEAR

	Individual Awards

		Number of
	Number of Shares	Shares
	Awarded	Awarded	Market Value at
	(Time-Based)	(Performance-	December 31, 2003
Name	(#)(1)(3)	Based)(#)(2)(3)	($)

Glenn M. Renwick	34,326	34,330	$5,738,955
W. Thomas Forrester	7,248	8,000	1,274,580
Robert T. Williams	6,561	6,100	1,058,333
Alan R. Bauer	6,105	6,100	1,020,216
Brian J. Passell	5,724	5,500	938,214

(1)	The time-based restricted stock awards vest in one-third increments on January 1, 2006, January 1, 2007 and January 1, 2008, subject to accelerated vesting and a “cash-out” provision upon the occurrence of any “change in control” of the Company or certain similar events described in the 2003 Incentive Plan.

(2)	The performance-based restricted stock awards vest upon achievement of certain predetermined performance objectives, as described in “Long-Term Incentive Component” in the Compensation Committee Report, beginning on page 23.

(3)	Dividends will be paid on the restricted stock awards quarterly at the same rate as the Company’s Common Shares, $1.00 par value.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares Acquired		Options at 12/31/03		Options at 12/31/03
	on Exercise	Value Realized	(#)		($)
Name	(#)	($)	Exercisable/Unexercisable		Exercisable/Unexercisable

			Exercisable	340,830	Exercisable	$19,210,138
Glenn M. Renwick	52,500	$3,147,202	Unexercisable	321,012	Unexercisable	15,817,630
			Exercisable	242,871	Exercisable	14,558,329
W. Thomas Forrester	52,500	3,621,450	Unexercisable	135,318	Unexercisable	6,864,842
			Exercisable	137,007	Exercisable	7,683,567
Robert T. Williams	69,000	4,284,481	Unexercisable	120,147	Unexercisable	6,123,045
			Exercisable	233,025	Exercisable	14,065,324
Alan R. Bauer	36,900	2,353,729	Unexercisable	117,345	Unexercisable	5,934,444
			Exercisable	85,923	Exercisable	3,891,388
Brian J. Passell	26,400	1,367,670	Unexercisable	98,196	Unexercisable	5,000,751

Pension Plans

   The Company has a two-tiered Retirement Security Program (“RSP”). The RSP is a defined contribution pension plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and covers all employees who meet requirements as to age and length of service. The first tier of the RSP provides employer contributions of 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service, which may be invested by participants in any of the investments available under the Plan. The second tier is a long-term savings plan under which the Company matches amounts contributed to the Plan by each employee up to a maximum of 3% of the employee’s eligible compensation. All named executive officers are eligible to participate in the RSP, and contributions made by the Company on their behalf are included in “All Other Compensation” in the Summary Compensation Table on page 17.

Separation Plans and Agreements

   The named executive officers, as well as substantially all other regular, non-temporary employees of the Company and its subsidiaries, are eligible to participate in The Progressive Corporation Separation Allowance Plan (“Separation Plan”). The Separation Plan provides payments to eligible employees whose employment is involuntarily terminated as a result of a reduction in force or a reorganization, as defined in the Separation Plan. Payments are based on compensation in effect immediately prior to termination and years of service and cannot exceed an aggregate of two years of compensation. The Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Separation Plan in whole or in part.

   The named executive officers, and certain other senior managers of the Company, participate in The Progressive Corporation Executive Separation Allowance Plan (“Executive Separation Plan”). The Executive Separation Plan provides payments to eligible employees whose employment is involuntarily terminated for reasons other than resignation (including retirement), job elimination, reduction in force or reorganization, death, disability, unsatisfactory job performance or misconduct, as defined in the Executive Separation Plan, provided the employee signs a separation agreement and general release and delivers it to the Company within 90 days after the termination date. Payments are based on compensation in effect immediately prior to termination. For Messrs. Renwick, Forrester, Williams, Bauer and Passell, payments would equal one year’s annual salary plus a single year’s bonus payment as determined by a formula contained in the Executive Separation Plan. The Executive Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Executive Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Executive Separation Plan in whole or in part.

   Messrs. Renwick, Forrester, Williams, Bauer, Passell and five other executive officers have entered into Employment Agreements with the Company. Pursuant to the Employment Agreements, these executive officers will continue to be employed by the Company and receive compensation and benefits for a three-year period upon a Change of Control, as defined in the Employment Agreements. The compensation during this three-year period will be not less than the salary, bonus and other benefits and incentives that the executive officer was receiving prior to the Change in Control. In the event that such executive officer’s employment is terminated prior to the end of such three-year employment period without cause and for reasons other than death or disability, such executive officer would be entitled to receive from the Company a payment equal to (i) the salary, bonus and certain benefits accrued through the date of termination, plus (ii) an amount equal to the greater of (a) two times the total of the executive’s annual base salary and the highest annual bonus earned by the executive during the three years immediately preceding the Change of Control or during the employment period after the Change of Control, or (b) four times the executive’s annual base salary, minus (iii) the amounts paid or to be paid under any severance plan(s) then in effect. In addition, such executive officer will be eligible to receive certain benefits from the Company for a two-year period after termination. Each such Employment Agreement also includes a provision requiring the Company, under certain circumstances, to make an additional payment to the executive officer (the “Gross-Up Payment”) in the event that any payments or distributions made by the Company upon a Change in Control of the Company (the “Payments”) are determined to be subject to an excise tax imposed by the Internal Revenue Code. The amount of the Gross-Up Payment will be calculated such that after the payment of all taxes, interest and penalties on the Payments and the Gross-Up Payment, such executive officer will retain a portion of the Gross-Up Payment equal to the excise tax imposed.

   Pursuant to Non-Qualified Stock Option Agreements covering stock options granted on or after May 16, 1996, any such stock option granted to an employee who thereafter retires from the Company and, at the time of his retirement, meets certain age and years of service requirements (“Qualified Retirement”) will be subject to the following provisions: (a) any such stock option that is vested on the date of such retirement (“Qualified Retirement Date”) will remain in effect and may be exercised, in whole or in part, at any time between the Qualified Retirement Date and the date on which such stock option expires under the applicable Non-Qualified Stock Option Agreement (“Expiration Date”); (b) 50% of any unvested stock option will remain in effect, will vest and become exercisable on the date on which such stock option is scheduled to vest under the applicable Non-Qualified Stock Option Agreement (“Vesting Date”) and may be exercised by the employee, in whole or in part, at any time between the Vesting

Date and the Expiration Date; and (c) the remaining 50% of the unvested stock option will terminate on the Qualified Retirement Date.

   Pursuant to Restricted Stock Award Agreements covering restricted stock granted on or after April 18, 2003, any such stock granted to an employee who thereafter retires from the Company pursuant to a Qualified Retirement will be subject to the following provisions, except as noted in the next sentence: (a) 50% of any unvested restricted stock award will remain in effect and vest, as to time-based awards, immediately on the Qualified Retirement Date or, as to performance-based awards, if and when the applicable performance objectives have been achieved by the Company; and (b) the remaining 50% of the unvested restricted stock awards will terminate. However, if the Company’s CEO or any other member of the executive management team provides the Company with at least one year’s advance notice of his or her Qualified Retirement, such executive will retain 100% of any unvested performance-based restricted stock awards held by him or her at the Qualified Retirement Date, which will then vest (if at all) upon the satisfaction of the applicable performance objectives.

Directors’ Fees and Plans

   Each member of the Board of Directors who is not an employee of the Company (other than Chairman, Peter B. Lewis) receives fees for service on the Board or its Committees, as set forth in the table. As discussed below, Mr. Lewis currently receives an enhanced restricted stock award as his sole compensation for service as a director and, as a result, he receives no Retainer or Meeting Fees.

Fees	2003	2004

Retainer	$8,000	$10,000
Board Meeting
Regular — In Person	3,000	3,000
— Phone	500	1,500
Special — In Person	1,000	1,000
— Phone	500	500
Audit Committee Meetings(1)
Chairman	1,500	4,000
Other members	1,000	2,000
Various teleconferences
Chairman	1,500	1,500
Other members	1,000	1,000
Other Committees’ Meetings(1)
Chairman	1,500	2,500
Other members	1,000	2,000
Participation in Certain Management Meetings	2,000	2,000

(1)	If attendance is by telephone (except for regularly scheduled teleconferences), the fee is $500.

   Each director of the Company who is not an employee of the Company (other than Mr. Lewis) participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”). Each participant in the Directors Deferral Plan may elect, annually, to defer receipt of all or a portion of his or her Meeting Fees for the following year until the date designated by the director in accordance with the plan. A participating director may elect to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to the Company’s Common Shares. Account balances may not be transferred from one account to another. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director. All Retainer Fees are deferred, credited to a stock account and distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to his beneficiary upon his or her death. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his current term, all Retainer Fees credited to his or her stock account for the unexpired portion of his or her term are forfeited.

   Each director who is not an employee of the Company is eligible to receive awards under The Progressive Corporation 2003 Directors Equity Incentive Plan (“Directors Equity Plan”). The Directors Equity Plan authorizes the issuance of up to 350,000 Common Shares, subject to adjustment for stock splits and similar events. Beginning in 2003, the Company awards restricted stock, rather than stock options, to directors as the equity incentive component of their compensation. The restricted stock grant value per Common Share equals the fair market value of the Common Shares on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements. During 2003, the Company granted 3,052 shares of restricted stock under this plan to Mr. Lewis, Chairman of the Board, with a market value on the date of grant of approximately $200,000. This award was made to Mr. Lewis in lieu of his receiving Retainer or Meeting Fees described above. Each of the other non-employee directors received a grant of 1,450 shares in 2003, valued at approximately $95,000 on the grant date, in addition to Retainer and Meeting Fees. The 2003 grants are scheduled to vest in March 2004. For 2004, Mr. Lewis will again receive an award of restricted stock valued at $200,000 on the grant date, in lieu of director fees, and each other non-employee director will receive a grant of restricted stock valued at $100,000, in addition to fees.

   Beginning in 2004, directors receiving awards of restricted stock under the Directors Equity Plan will also have the right to defer the receipt of the Common Shares covered by each such award, under The Progressive Corporation Director Restricted Stock Deferral Plan (the “Director Equity Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted stock will be converted to units equivalent in value to the Company’s Common Shares. The participating directors’ respective plan accounts will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on the Company’s Common Shares. There will be no other investment options under the Director Equity Deferral Plan. All such accounts will be distributed in Common Shares (with any partial shares being distributed in cash), in a lump sum or installments, as and at the time(s) designated by the participating director at the time of election, subject to accelerated vesting provisions under the plan in the event of the participant’s death or a change in control of the Company.

COMPENSATION COMMITTEE REPORT

Executive Compensation Policy

   The Company’s executive compensation program is administered under the direction of the Compensation Committee of the Board of Directors (the “Committee”). The Committee is currently comprised of three independent, non-employee directors.

   The executive compensation program is designed to promote the following objectives:

•	Attract, retain and motivate executives who can significantly contribute to the success of the Company.

•	Reward the achievement of important business objectives that have been approved by the Board.

•	Provide a rational, consistent and competitive executive compensation system that is well understood by those to whom it applies.

•	Tie a significant portion of executive compensation to the long-term performance of the Company’s Common Shares.

   The Committee believes that if these objectives are consistently achieved, shareholder value will be enhanced over time.

Executive Compensation Program

   For 2003, the Company’s executive compensation program was designed to base compensation on corporate, business unit and/or individual performance. Performance objectives and related measurements, as well as the compensation awards that would result from various levels of performance, were clearly defined in advance.

   The Company’s executive compensation program consists of three components: salary, annual bonus and long-term incentives through equity-based awards. The Company’s objective is to pay its executives competitive base salaries and to provide variable compensation (consisting of equity-based awards and the potential for an annual cash bonus) that can take total direct compensation to the upper tiers of compensation paid by comparable companies if the Company and, if applicable, the executive’s assigned business unit, meet or exceed challenging performance goals. Variable compensation is a larger part of total compensation at more senior levels of the organization and is discussed in more detail below.

   The Company sets executive salaries and variable compensation using, in part, data obtained from national compensation surveys for a broad range of companies of like size and revenue in many different industries. Since the Company competes for executive level personnel on a nationwide basis with companies in a variety of industries, the compensation data utilized are not limited to companies included in the P/ C Group referred to on page 27.

   In addition to the executive compensation program, executive officers participate in the Company’s health, welfare and retirement plans that are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements.

Salary Component

   Executive officers receive a salary based on their responsibilities and potential at market levels indicated by compensation survey data. Salaries are reviewed annually and may be adjusted upward or downward for changes in job responsibilities, market conditions and the individual’s performance. Better performance generally results in an increased salary, subject to the limits of the salary range for the position and the compensation budget established by the Company.

Annual Bonus Component

   The Company’s compensation program offers each executive the opportunity to earn an annual cash bonus. The annual bonus program has been designed to reward participants appropriately for current corporate and/or business unit performance.

   In 2003, Alan R. Bauer, W. Thomas Forrester, Brian J. Passell, Glenn M. Renwick and Robert T. Williams participated in the 1999 Executive Bonus Plan (“Executive Bonus Plan”), which has been in effect since 1999. Under the Executive Bonus Plan, a target annual bonus amount, which varied by position, was established for each participant. In 2003, for Mr. Renwick, the target annual bonus amount was 150% of salary; and for Messrs. Bauer, Forrester, Passell and Williams, the target annual bonus amount was 100% of salary. A bonus award equal to the target annual bonus resulted if designated goals were met. Actual awards could range from 0% to 200% of the target annual bonus amount, depending on the extent to which performance fell short of or exceeded the designated goals.

   The amount of each participant’s 2003 award under the Executive Bonus Plan was determined by reference to one or more of the following quantitative components (referred to as “Bonus Components” below): A Business Segment Performance Component and a Weighted Average Business Segment Performance Component which takes into account the respective performance results for the Agency Business, Direct Business and Commercial Auto Business.

   The Committee approved the following Business Segment Performance Components to determine a portion of the bonus to be paid to certain participants under the Plan in 2003: the Agency Business Segment Performance Component and the Direct Business Segment Performance Component. The Agency Business Segment Performance Component included the performance results for Agency Auto (including Strategic Alliances Agency Auto) and Agency Special Lines. The Direct Business Segment Performance Component included the results for Auto Pro (including Strategic Alliances Direct Auto), Internet and Direct Special Lines. A separate Gainsharing Matrix was established for each Business Segment, which assigned a score to various combinations of profitability (as measured by the combined ratio determined in accordance with generally accepted accounting principles (“GAAP”)) and growth (based on change in net earned premium over the prior year) outcomes. The actual growth and profitability performance results for each Business Segment were then compared to the applicable Matrix to produce a Performance Score for that Business Segment.

   The Weighted Average Business Segment Performance Component was determined on the basis of the performance results for each of the Agency and Direct Business Segments, as well as the results of the Commercial Auto Business Segment. A separate Gainsharing Matrix was used to measure the performance of each Business Segment (as described above), and the scores from the individual matrices were then weighted, based on the net earned premiums generated by each such Business Segment during the year. The weighted scores were combined to produce a Performance Score for the Weighted Average Business Segment Component.

   For three of the participants (Messrs. Renwick, Forrester and Passell), the 2003 annual bonus was determined entirely by the Performance Score of the Weighted Average Business Segment Performance Component. For the remaining two participants (Messrs. Bauer and Williams), an appropriate combination of Bonus Components was selected by the Committee for each participant, and the selected Bonus Components were weighted, based on the nature and scope of such participant’s assigned responsibilities. The scores for the applicable Bonus Components were then combined on a weighted basis to produce a final Performance Score, which was used to calculate the 2003 bonus payment for those two participants.

   In 2003, all other officers and qualified employees (approximately 25,564) of the Company, including seven executive officers, participated in the Company’s 2003 Gainsharing Plan (“Gainsharing Plan”). The Gainsharing Plan is substantially similar to the Executive Bonus Plan. Under the Gainsharing Plan, awards were based on performance in achieving profitability (using the GAAP combined ratio) and growth (based on year-to-year change in net earned premium) targets, as measured by Gainsharing Matrices for each of the Agency, Direct and Commercial Auto Business Segments (the “Core Business”). The Business Segment performance results were weighted in proportion to the amount of net earned premium contributed by each such Business Segment, and the weighted performance scores determined under the separate Gainsharing Matrices were combined to produce a Performance Score for the Core Business as a whole. For most participants, the Performance Score for the Core Business was used to calculate the 2003 Gainsharing payment. The 2003 Gainsharing payment for certain other employees was determined, in part, by the Performance Score for the Core Business and, in part, by the operating results from the business unit to which the employee is assigned, on a weighted basis determined by the Committee.

Long-Term Incentive Component

   In 2003, the executive compensation program included long-term incentives through the grant of restricted stock awards, as the Company discontinued using stock options in executive compensation. This component is designed to encourage the long-

term retention of key executives and to tie a major part of executive compensation directly to the long-term enhancement of shareholder value. Under a restricted stock grant, the executive is awarded shares of the Company’s common stock, subject to certain restrictions on vesting and transferability. The Committee believes that the benefits of moving to restricted stock, instead of stock options, as the primary long-term incentive for Company executives include: achieving a better alignment of the interests of executives and shareholders; enhancing executives’ understanding of the value of the equity component of their compensation; and increasing the accuracy and transparency of the Company’s financial reporting, since the accounting treatment and valuation of restricted stock is less subjective as compared with stock options. The named executive officers and approximately 657 other management employees of the Company received restricted stock awards in 2003.

   In 2003, two forms of restricted stock awards were granted to executive officers and certain other management employees. Time-based restricted stock awards were granted to the named executive officers and approximately 657 other management employees of the Company. In addition, the named executive officers and approximately 42 other senior managers received performance-based restricted stock grants, with the vesting date determined upon the achievement of specific business results.

   The time-based restricted stock vests in equal annual increments, from three to five years after the date of grant. The performance-based restricted stock awards will vest on the date of the public dissemination by the Company of a news release reporting earnings for the Company and its subsidiaries for the first calendar quarter (a) as of the end of which the Company and its subsidiaries have generated net earned premiums of $12 billion or more over a period consisting of four (4) consecutive calendar quarters during each of which the company and its subsidiaries have achieved a combined ratio of less than 100, or (b) which includes the final month of a period consisting of twelve (12) consecutive calendar months during which the Company and its subsidiaries have generated net earned premiums of $12 billion or more and achieved an average combined ratio of 97 or less (the “2003 Performance Standards”).

   Long-term incentive compensation in the form of equity awards has normally been made annually. The value of the long-term incentive award, which varies by position, was established for each executive officer in order to bring total targeted compensation to the upper tiers of compensation paid by comparable companies. In 2003, for the Company’s executive officers, these award values ranged from 175-600% of salary, depending on job classification. The award value was then divided by the market value per share of the Company’s Common Shares on the date of grant to determine the number of restricted shares to be awarded.

Chief Executive Officer Compensation

   Glenn M. Renwick, the Company’s President and Chief Executive Officer, received cash compensation in the amount of $3,000,000 for 2003, consisting of an annual salary of $750,000 and an annual bonus award of $2,250,000, in addition to the equity awards described below.

   Mr. Renwick’s annual cash bonus target for 2003 was $1,125,000, an amount equal to 150% of his salary. For Mr. Renwick, 100% of his bonus target was based on the Weighted Average Business Segment Performance Component. In 2003, the Company’s Agency Business Segment achieved a performance score of 2.00, based on a Gainsharing Combined Ratio of 87.9 with 26% growth in net earned premiums, the Company’s Direct Business Segment achieved a performance score of 2.00, based on a Gainsharing Combined Ratio of 87.7 and 31% growth in net earned premiums and the Company’s Commercial Auto Business Segment achieved a performance score of 2.00, based on a Gainsharing Combined Ratio of 82.6 with 39% growth in net earned premiums. The performance scores for the three Business Segments were weighted 61.6% for the Agency Business Segment, 27.5% for the Direct Business Segment and 10.9% for the Commercial Auto Business Segment, based on the relative percentage of total net earned premiums generated by each such Business Segment. The weighted performance scores were combined to produce an overall performance score of 2.00 for this Performance Component. Mr. Renwick therefore earned 200% of target, or $2,250,000, as his annual bonus.

   For the long-term incentive component of his compensation, on April 21, 2003, Mr. Renwick was awarded 68,656 of the Company’s Common Shares in the form of restricted stock. This award included a time-based award of 34,326 Common Shares and a performance-based award of 34,330 Common Shares. With respect to the time-based restricted stock award, assuming that none of the award’s forfeiture provisions are triggered, one-third of this award will vest on each of January 1, 2006, January 1, 2007 and January 1, 2008. The performance-based restricted stock award will vest on the date of the public dissemination by the

Company of a news release reporting satisfaction of the 2003 Performance Standards, as described above. These awards were determined based on a long-term incentive award value equal to 600% of Mr. Renwick’s base salary and a market value of the Company’s stock on the date of grant of $65.55.

Omnibus Reconciliation Act of 1993

   Section 162(m) of the Internal Revenue Code limits to $1 million per year (“Deduction Limit”) the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a public company (“Covered Executives”). This Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” To qualify for this exception, (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

   It is the Company’s policy to structure its incentive compensation programs for Covered Executives to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable. The Company’s equity incentive plans, as well as the 1999 Executive Bonus Plan, have been submitted to and approved by the Company’s shareholders. Compensation awards under these Plans, other than time-based restricted stock awards, are designed to satisfy the requirements of the “performance-based compensation” exception to the Deduction Limit. Thus, restricted stock awards which vest based on performance criteria are structured to be “performance-based compensation,” and compensation arising from such awards would not be subject to the Deduction Limit, provided that each of the requirements described above are satisfied. Likewise, compensation attributable to stock option awards (which were granted to executives by the Company on an annual basis prior to 2003) is deemed to satisfy the requirements for “performance-based compensation” if the award is made by a compensation committee comprised solely of two or more “outside directors,” the plan under which the award has been granted is approved by shareholders and states the maximum number of shares with respect to which options may be granted to any employee during a specified period and, under the terms of the option, the amount of compensation the Covered Executives could receive is based solely on an increase in the value of the stock after the date of the award.

   However, restricted stock awards that vest on a time-based formula will not satisfy the “performance-based compensation” exception and will be subject to the Deduction Limit. In addition, although salaries and any perquisites are subject to approval of the Committee, they will not be submitted to a vote of shareholders and will also be subject to the Deduction Limit. Similarly, beginning in 2004, certain Covered Executives may be eligible to earn a portion of their potential cash bonus under plans that have not been approved by shareholders, and any such bonus would be subject to the Deduction Limit. Accordingly, if the total of any Covered Executive’s remuneration which does not satisfy the “performance-based compensation” exception, such as salary, certain cash bonus awards and compensation attributable to time-based restricted stock awards, exceeds $1 million in any year, the Company will not be entitled to deduct the amount that exceeds $1 million.

Summary and Concluding Remarks

   The Committee believes that executive compensation should be linked to the creation of shareholder value. The Company’s executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company’s Common Shares. The Committee recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying investors’ attitudes toward the stock market in general, and specific industries in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the program, consisting of salary and annual bonus, emphasize individual performance and the realization of defined business objectives, which are independent of short-range fluctuations in the stock price.

   The executive compensation program thus has been designed to align executive compensation with both the Company’s business goals and long-term shareholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Committee will continue to monitor the operation of the program and cause the program to be adjusted and refined, as necessary, to ensure that it continues to support both corporate and shareholder goals.

COMPENSATION COMMITTEE

Norman S. Matthews, Chairman
Charles A. Davis
Bernadine P. Healy, M.D.

PERFORMANCE GRAPH

    The following performance graph compares the performance of the Company’s Common Shares (“PGR”) to the Standard & Poor’s 500 Index (“S & P Index”) and the Value Line Property/ Casualty Industry Group (“P/ C Group”) for the last five years.

Cumulative Five-Year Total Return*

PGR, S&P Index, P/ C Group

(Performance Results through 12/31/2003)

Cumulative Total Return as of December 31, of each year
(assumes $100 was invested at the close of trading on December 31, 1998)

	1999	2000	2001	2002	2003

PGR	$43.28	$61.56	$88.78	$88.69	$149.67

S&P Index	121.04	110.02	96.94	76.48	98.43

P/ C Group	83.50	115.65	120.33	124.59	157.60

*	Assumes reinvestment of dividends.

Source: Value Line, Inc.

ITEM 2:	APPROVAL OF AN AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO ALLOW THE BOARD OF DIRECTORS TO AUTHORIZE THE COMPANY TO ISSUE SHARES WITHOUT ISSUING PHYSICAL CERTIFICATES

    The Board of Directors has approved, subject to the approval of the Company’s shareholders, an amendment to the Company’s Code of Regulations (the equivalent of bylaws under Ohio corporate law) that would allow the Board of Directors to authorize the Company to issue shares without issuing physical (paper) certificates to evidence those shares (“uncertificated shares”). The Board of Directors recommends that shareholders approve the amendment.

   The full text of Article VII of the Code of Regulations reflecting this amendment is attached to this proxy statement as Exhibit A. The following description of the amendment is qualified in its entirety by reference to Exhibit A.

Current Code of Regulations Requirements

   Article VII of the Company’s Code of Regulations currently requires the Company to issue physical certificates to each shareholder of record evidencing the shares owned by such shareholder. The current version of Article VII was consistent with the requirements of Ohio law when drafted. However, in view of changes in Ohio law and developments in technology and recordkeeping processes, the Board of Directors believes that the current requirements of the Code of Regulations are unduly restrictive, and that the Company should have the flexibility to issue uncertificated shares.

Reason for and Effects of Proposed Amendment

   Ohio law now permits the Company, subject to certain restrictions, to issue shares without issuing physical certificates to evidence those shares. Accordingly, the proposed amendment to Article VII of the Company’s Code of Regulations would permit the Company to issue such uncertificated shares to shareholders of record, while at the same time mandating that the Company must comply with all applicable legal requirements and the listing standards of the New York Stock Exchange with respect to issuing shares. In addition, although not required by law, the amendments to Article VII further would require that, with the exception of shares held under certain employee benefit plans (as to which the Company may require that uncertificated shares be issued), no shareholder of record would be required to hold his or her shares in uncertificated form and that, upon request, each shareholder of record would have a right to have physical certificates issued to evidence his or her shares.

   The approval of the proposed amendment to Article VII of the Company’s Code of Regulations will have no effect on the vast majority of our shareholders who hold their shares in the Company through a brokerage or other account in “street name.”

   If approved by shareholders and implemented by the Company, an uncertificated share program would be administered by the Company’s transfer agent, currently National City Bank. Such programs are sometimes referred to as “direct registration” or “book entry” systems. Under such a program, the transfer agent would maintain an electronic record of the name of the applicable shareholder of record and the number of shares owned. The transfer agent would also maintain systems and controls designed to track accurately the ownership of uncertificated shares by shareholders of record and, when directed by the shareholder or the Company (in the case of transactions for the Company’s own account and certain transaction under employee benefit plans), to provide for the transfer of such shares pursuant to those directions. Except as may otherwise be required by law, and subject to the terms of any applicable employee benefit plan, the rights and obligations of holders of uncertificated shares and holders of physical shares for a particular class and series of shares would be identical.

   The Company currently intends only to use uncertificated shares to evidence the holdings of participants in certain of the Company’s employee benefit plans, such as the Company’s new restricted stock programs for directors, executive officers and certain employees. The ability to issue these shares in uncertificated form will ease the administrative burden associated with these plans and reduce the expenses that would otherwise be incurred by the Company as share certificates are issued, cancelled, transferred or replaced. Participants in the plans will have the same rights and obligations as if physical certificates had been issued for the restricted shares, subject to the provisions of the applicable benefit plan. The Company expects a substantial savings in costs and employee time as a result of this new procedure.

   Although the Company does not currently anticipate issuing uncertificated shares to other shareholders of record, the Company will consider this issue from time to time. If the Company determines in the future that the cost savings, ease of administration, technical feasibility and shareholder acceptance of such a program justify the use of uncertificated shares for other shareholders of record, the Board of Directors may choose to implement such a program in the future. However, as noted above, even if an uncertificated share program were to be implemented in the future, the proposed amendment to Article VII of the Code of Regulations provides that no shareholder would be required to hold his or her shares in uncertificated form and that, upon request, each shareholder would have a right to have physical certificates issued to evidence his or her shares.

Vote Required For Approval

   Under Ohio corporation law and the Company’s Code of Regulations, the affirmative vote of a majority of the outstanding Common Shares is required for approval of this proposal.

   The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 3:	PROPOSAL TO APPROVE THE PROGRESSIVE CORPORATION 2004 EXECUTIVE BONUS PLAN

General

   The Compensation Committee of the Board of Directors (the “Committee”) approved and adopted The Progressive Corporation 2004 Executive Bonus Plan (the “2004 Plan” or the “Plan”) on January 31, 2004, subject to approval by the Company’s shareholders. The description below is a summary of the 2004 Plan. The complete text of the Plan is filed as an exhibit to the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2003.

   If approved by shareholders, the 2004 Plan will supersede and replace The Progressive Corporation 1999 Executive Bonus Plan for 2004 and subsequent years.

   The Company has designed an executive compensation program consisting of three components: salary, annual cash bonus and equity-based incentives. The program is structured to reflect the market for executive compensation and to promote both the achievement of corporate goals and performance that is in the long-term interest of shareholders. While restricted stock or other equity-based awards are intended to reflect the long-term value created for shareholders, the annual cash bonus component focuses on current operating and/or investment results. If approved by shareholders, the 2004 Plan will provide some or all of the annual bonus component of total compensation for participants in the Plan.

Shareholder Approval Requirements

   The 2004 Plan is being submitted to the Company’s shareholders for approval pursuant to the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”). Section 162(m) limits to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to a “covered employee” of a public company (“Deduction Limit”). Under Section 162(m), the term “covered employee” includes the chief executive officer and the four other most highly compensated executive officers of the Company. The Deduction Limit applies to compensation that does not qualify for any of the limited number of exceptions provided for in Section 162(m).

   Under Section 162(m), the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” To qualify for this exception, the following requirements must be met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms under which the compensation will be paid must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

   It is the Company’s policy to structure its incentive compensation programs to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid, to the extent practicable. As a consequence, the Committee has directed that the 2004 Plan be submitted to the Company’s shareholders for approval in accordance with the requirements for the “performance-based compensation” exception to the Deduction Limit. If approved by shareholders, the 2004 Plan will become effective for the calendar year 2004 and will continue in effect thereafter until terminated by the Committee. Compensation paid under the 2004 Plan to “covered employees” will qualify for the “performance-based compensation” exception and, therefore, will not be subject to the Deduction Limit.

   If shareholders fail to approve the 2004 Plan, it will not become effective. However, if the shareholders fail to approve the 2004 Plan, the Committee may consider adopting an alternative bonus program without shareholder approval to maintain the competitiveness of the Company’s executive compensation program, although some or all of the payments made under such an alternative plan may then be subject to the Deduction Limit.

Administration

   The 2004 Plan will be administered by the Committee, which consists of three Board members, all of whom are “outside directors,” as defined under Section 162(m). The Committee has full authority to determine the manner in which the 2004 Plan will operate, to interpret the provisions of the 2004 Plan and to make all determinations thereunder. In addition, the Committee has authority to adopt, amend and repeal such rules, guidelines, procedures and practices governing the 2004 Plan as it, from time to time, deems advisable.

Eligibility for Participation

   Participation in the 2004 Plan is limited to executive officers of the Company. The Committee has authority to select those executive officers who will participate in the 2004 Plan. There are currently twelve executive officers of the Company. Five executive officers, Glenn M. Renwick, W. Thomas Forrester, Alan R. Bauer, Brian J. Passell and Robert T. Williams, have been selected to participate in the 2004 Plan for calendar year 2004, if the Plan is approved by shareholders. The Committee may change the number and identity of Plan participants from year to year.

Plan Operation

General

   The 2004 Plan has been designed to link a significant portion of a participant’s pay directly to the Company’s operating performance and/or investment performance. Annual bonuses paid under the Plan (“Annual Bonuses”) will be determined by application of the following formula:

Annual Bonus = Salary Paid × Target Percentage × Performance Factor

   The Annual Bonus payable to any participant under the 2004 Plan for any Plan year may not exceed $5,000,000.

   Salary. Salaries are established annually by the Committee for each participant no later than 90 days after commencement of the Plan year. Participants receive a salary based on their responsibilities and potential at market levels indicated by data obtained from national compensation surveys for a broad range of companies of like size and revenue in many different industries. The 2004 salary for each participant is set forth in the 2004 Annual Compensation table, on page 17. For purposes of the Plan, salary will also include vacation, sick, holiday and funeral pay received by the participant during the Plan year, but will exclude certain other payments that may be received by the participant.

   Target Percentage.  For each participant, a Target Percentage will be assigned by the Committee for each Plan year based on market data and is intended to bring total cash compensation to the high end of the market range for comparable positions at other companies if specified performance goals are met. Total cash compensation can exceed the market range if the specified performance goals are exceeded. The Target Percentages for participants under the Plan will be determined and may be changed from year to year by the Committee, subject to the provisions of Section 162(m) and the regulations promulgated thereunder. The Target Percentage may not exceed 200% for any participant. For 2004, the Target Percentages for the participants in the Plan have been established by the Committee as follows:

Target
Name	Percentages
Glenn M. Renwick	150%
W. Thomas Forrester	100%
Alan R. Bauer	75% (1)
Brian J. Passell	100%
Robert T. Williams	100%

(1) For 2004, Mr. Bauer will also be eligible to earn a bonus under The Progressive Corporation 2004 Gainsharing Plan (the “Gainsharing Plan”), with a Target Percentage of 25% tied to performance objectives for the Direct Business Segment. Any bonus paid to Mr. Bauer under the Gainsharing Plan will not qualify for the “performance-based exception” to the Deduction Limit under Section 162(m).

   Performance Factor. Under the Plan, the Performance Factor for each participant will be determined based on the performance results for one or more of the following components (“Bonus Components” or “Components”):

•	Core Business Growth and Profitability Component

•	one or more Business Segment Performance Components

•	Cost Structure Improvement Component

•	Investment Performance Component

   These Bonus Components are described in more detail below. A Bonus Component, or an appropriate combination of Bonus Components, will be selected by the Committee for each participant, based on the nature and scope of his or her assigned responsibilities. If more than one Component is selected for a participant, the Committee will also determine the relative weightings of each of the selected Bonus Components. The selection of Bonus Components, and the relative weights assigned to each Component, may vary among participants and may be changed from year to year by the Committee.

   A Performance Score will be assigned to each Component (as further described below) based on the performance of the business, product or function that is the subject of that Bonus Component. The Performance Score is designed to equal 1.0 if specified, objective performance goals are met, and can vary from 0 to 2.0 based on actual performance versus the pre-established objectives. If more than one Bonus Component has been selected for a participant, the Performance Score achieved for each of the designated Components will then be multiplied by the weighting factor assigned by the Committee to produce a weighted Performance Score for that Component. The sum of the weighted Performance Scores for each of the applicable Bonus Components will equal the Performance Factor, which can likewise vary from 0 to a maximum of 2.0.

Bonus Components

   Core Business Profitability and Growth Component. The Core Business Profitability and Growth Component is intended to measure the overall operating performance of Progressive’s Core Business during the Plan year for which an Annual Bonus payment is to be made. The Core Business includes the Agency Business Segment, the Direct Business Segment, the Commercial Auto Business Segment and/or any other Business Segments that may be designated by the Committee for the Plan year in question. The Performance Score for this Component will be based on the operating performance results for each of the Business Segments included in the Core Business for the applicable Plan year (the “Core Business Segments”), with the results for each Core Business Segment weighted based on the percentage of net earned premiums generated by such Segment during the Plan year (or on such other factor(s) as the Committee may determine).

   Each year, a separate Performance Matrix will be established by or under the direction of the Committee for each Core Business Segment. Each Performance Matrix will assign a Performance Score to various combinations of profitability and growth outcomes for the applicable Business Segment, based on the following criteria (as selected by the Committee for the Plan year):

•	profitability, which will be measured by one of the following: combined ratio, weighted combined ratio, variation in combined ratio from a targeted combined ratio, return on equity or return on revenue; and

•	growth, which will be measured by changes in one of the following: net earned premium, net written premium or lifetime earned premium (i.e., the amount of earned premium expected to be generated over time with respect to policies written during a Plan year, including any subsequent renewals thereof, as determined by a formula approved by the Committee).

   After the end of each Plan year, profitability and growth will be separately determined for each of the Core Business Segments using the performance criteria designated by the Committee for the Plan year, and will be matched using the applicable Performance Matrix to arrive at a Performance Score for the applicable Core Business Segment. The resulting Performance Scores for each Core Business Segment will then be multiplied by the appropriate weighting factor, and the sum of the weighted Performance Scores will be the Performance Score for the Core Business Profitability and Growth Component.

   Business Segment Performance Component. A Business Segment Performance Component is intended to measure the performance of an individual Business Segment in terms of any one or more of the following criteria:

•	profitability, which, if selected by the Committee, would be measured by one of the following: the combined ratio, weighted combined ratio, variation in combined ratio from a targeted combined ratio, return on equity or return on revenue;

•	growth, which, if selected by the Committee, would be measured by changes in net written premium, net earned premium or lifetime earned premium, as described above; or

•	operating effectiveness, which, if selected by the Committee, would be measured by systems availability or timeliness of response.

   For purposes of the 2004 Plan, a Business Segment may consist of a distribution channel, business unit, product, class or type of business (such as designated types of policies written in a distribution channel or by a business unit), function, process or other business category (such as new or renewal business), as determined by the Committee for the applicable Plan year.

   The Committee may designate one or more Business Segment Performance Components for an individual Plan participant for any Plan year and, for each such Component, will determine the applicable criteria upon which performance will be measured, the goals to be achieved, the Performance Scores that will result from various levels of performance, and its relative weighting. The applicable criteria, related goals and resulting Performance Scores may be set forth in a Performance Matrix or other format approved by the Committee. Business Segment Performance Components, performance criteria, goals, resulting Performance Scores and relative weightings of the selected Components may vary among participants and may be changed from year to year by the Committee.

   Cost Structure Improvement Component. The Cost Structure Improvement Component is intended to measure success in achieving cost structure improvement for the Core Business, as a whole, or for an assigned Business Segment, as determined by the Committee. Results will be reflected in a Cost Structure Improvement Score. For purposes of computing the Cost Structure Improvement Score, cost structure improvement will be measured by comparing the sum of the GAAP Underwriting Expense Ratio (“Underwriting Expense Ratio”) and Loss Adjustment Expense Ratio (“LAE Ratio”) achieved for the Plan year (collectively, “Actual Expense Ratio”) against defined expense objectives for that year, as established by or under the direction of the Committee (“Target Expense Ratio”), pursuant to a formula specified in the Plan. The Target Expense Ratio, including its individual components, may vary by Business Segment and/or for the Core Business as a whole, and may be changed from year to year by the Committee.

   Investment Performance Component. The Investment Performance Component is intended to measure performance of the Company’s investment activities. Initially, investment results for one or more segments of the Company’s investment portfolio will be compared against pre-established benchmarks, and a Performance Score will be determined for each portfolio segment pursuant to a formula or other criteria established by the Committee. If more than one segment has been designated by the Committee, the resulting Performance Scores for the various segments will be weighted by the amounts invested from time to time in each of the respective portfolio segments, and the sum of the weighted Performance Scores will be the Performance Score for the Investment Performance Component. Segment classifications and benchmarks may be changed from year to year by the Committee.

   2004 Bonus Components. For 2004, the Committee has determined that the combination of Bonus Components for each 2004 Plan participant, and the relative weighting of those Components that will be used to calculate each participant’s Annual Bonus payable under the Plan, will be as follows:

	Core Business	Agency Business	Direct Business
	Profitability and	Segment	Segment
	Growth	Performance	Performance
Participant	Component	Component	Component

Alan R. Bauer(2)	66 2/3%	—	33 1/3%
W. Thomas Forrester	100%	—	—
Brian J. Passell	100%	—	—
Glenn M. Renwick	100%	—	—
Robert T. Williams	50%	50%	—

   For 2004, the Core Business Profitability and Growth Component has been defined by the Committee to include the operating results of the Agency Business Segment, the Direct Business Segment and the Commercial Auto Business Segment, each weighted according to the net earned premiums generated by such Business Segment during the year. The Committee has further determined to use the GAAP combined ratio and growth in net earned premiums as the profitability and growth criteria for each applicable Business Segment, and thus for the Core Business. The Committee also has approved a Performance Matrix for each of the applicable Business Segments, incorporating various profitability and growth outcomes, from which the Performance Scores of each Business Segment will be calculated to determine the applicable Performance Factor, as further described above.

Maximum Benefits Payable for 2004

   For 2004, the maximum amount of benefits that may be paid under the 2004 Plan to the named executive officers who have been selected to participate in the Plan, and to all participating executive officers as a group, are as follows:

NEW PLAN BENEFITS

THE PROGRESSIVE CORPORATION 2004 EXECUTIVE BONUS PLAN

Maximum Benefit
Name and Position	for 2004

Glenn M. Renwick,	$2,250,000
President and Chief Executive Officer
W. Thomas Forrester,	$980,000
Chief Financial Officer and Vice President
Alan R. Bauer,(2)	$622,500
Group President of Direct Business
Brian J. Passell,	$780,000
Group President of Claims
Robert T. Williams,	$890,000
Group President of Agency Business
All Executive Officers as a Group	$5,522,500

Amendments and Termination

   The Committee, in its sole discretion, may terminate, amend or revise the 2004 Plan, in whole or in part, at any time, except that any amendment or revision to the Plan which requires shareholder approval pursuant to Section 162(m) of the Code will be subject to approval by the Company’s shareholders. The Committee, without shareholder approval, may modify or change the

(2)	See Footnote 1 above.

Target Percentages and the selection, mix and relative weighting of Bonus Components for any participant, and the performance targets, benchmarks or other measurements and resulting scores for any Bonus Component, and may select the executive officers who will participate in the Plan from year to year.

Other Material Provisions

   Actual performance results achieved for any Plan year, as used to calculate the Performance Score achieved for each of the applicable Bonus Components, and the amount of each Annual Bonus payment must be certified by the Committee prior to payment of the Annual Bonus. The Annual Bonus for any Plan year will be paid to participants as soon as practicable after the Committee has certified performance results for the Plan year, but no later than the March 15 immediately following the end of the Plan year.

   Unless otherwise determined by the Committee, in order to be entitled to receive an Annual Bonus for any Plan year, the participant must be employed by the Company on the date designated for the payment thereof (“Qualification Date”). However, if any participant who is employed by Progressive on the last day of any Plan year dies at any time between the end of the Plan year and the Qualification Date, his or her estate will be entitled to receive the Annual Bonus that would have been payable to the participant had he or she lived until and been employed by Progressive on the Qualification Date.

   Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, personal leave of absence with the approval of the Company, military leave or short or long-term disability on the Qualification Date with respect to any Plan year will be entitled to receive an Annual Bonus payment for such Plan year, based on the amount of salary paid to such participant during the Plan year.

   Annual Bonus payments will be net of any legally required deductions for federal, state and local taxes and other items.

   Any participant in the 2004 Plan who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan (the “Deferred Plan”) may elect to defer receipt of all or a portion of his or her Annual Bonus under the 2004 Plan under and in accordance with the provisions of the Deferral Plan.

   The right to an Annual Bonus may not be transferred, assigned or encumbered by any participant.

   The 2004 Plan has been adopted, and will be effective, as of January 1, 2004, subject to shareholder approval. If approved by shareholders, the 2004 Plan will be effective for 2004 and for each calendar year thereafter unless and until otherwise determined by the Committee.

Federal Income Tax Consequences of the 2004 Plan

   The Company is not entitled to deduct annual compensation in excess of $1 million paid to any “covered employee” for Federal income tax purposes unless such compensation meets the requirements for “performance-based compensation,” as specified in Section 162(m) of the Code and the regulations promulgated thereunder. To meet such requirements, the compensation must be payable because of the attainment of objective performance goals established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors” and approved by the shareholders after disclosure to them of the material terms of the performance goals under which compensation is payable under the plan. Further, before payment, the compensation committee must certify in writing that the performance goals have been satisfied.

   The 2004 Plan was established by the Committee, which is comprised solely of three “outside directors,” and is being submitted to shareholders for approval. If the shareholders approve the 2004 Plan and the Committee subsequently certifies the attainment of the performance goals applicable to any Plan participant who is a “covered employee,” the Company’s deduction of payments of performance-based compensation made to such participant under the Plan will not be subject to the Deduction Limit.

Vote Required for Approval

   The affirmative vote of a majority of the Company’s Common Shares voting on this proposal (including abstentions), provided the total number of votes cast represents a majority of the outstanding Common Shares, is required for approval. Broker non-votes are not counted as voting.

   The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 4:	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2004

    The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditor to examine the financial statements of the Company for the year ending December 31, 2004. If the shareholders, by the affirmative vote of a majority of the votes cast at the Annual Meeting, do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of the independent auditor will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PricewaterhouseCoopers LLP.

   The Board of Directors recommends that shareholders vote FOR this proposal.

OTHER INDEPENDENT AUDITOR INFORMATION

Audit Services

   The Audit Committee of the Board of Directors requires that each engagement of the Company’s independent auditors to perform any audit or non-audit services, including the fees and principal terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee(who has authority to approve engagements not to exceed $25,000 in the aggregate between Committee meetings), before the auditor is engaged by the Company for the particular service. The Committee has not adopted any other policies or procedures which would permit the Company to engage the independent auditor for non-audit services without the specific prior approval of the Committee or the Chairman.

   Following are the aggregate fees billed to the Company for the fiscal years ended December 31, 2003 and 2002, by the Company’s independent auditors, PricewaterhouseCoopers LLP:

	2003	2002

Fees
Audit	$744,859	$775,875
Audit-related	70,000	—
Tax	349,594	63,766
All Other	29,548	54,443

Total	$1,194,001	$894,084

   Audit fees. Includes professional services rendered for the audit of the consolidated financial statements of the Company and statutory audits, as well as the debt offering review and consent in 2002.

   Audit-related fee. Includes assistance in the assessment of the impact of Section 404 of the Sarbanes-Oxley Act of 2002 on the Company.

   Tax fees. Includes fees for tax planning and advice and Canadian branch tax services.

   All Other fees. Primarily includes consulting services for compliance with state insurance and other laws.

   At the meeting held on January 31, 2004, the Audit Committee selected PricewaterhouseCoopers LLP to serve as the independent auditors for the Company and its subsidiaries for 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

    Any shareholder who intends to present a proposal at the 2005 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at the Company’s principal executive offices located

at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November      , 2004. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the proxies designated by the Board may exercise their discretionary voting authority, without any discussion of the proposal in the Company’s proxy materials, with respect to any proposal which is received by the Company after January      , 2005.

SHAREHOLDER VOTE TABULATION

    Votes will be tabulated by or under the direction of Inspectors of Election, who may be regular employees of the Company. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

   The director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes thus will not affect the results of the election.

   The proposal to amend the Company’s Code of Regulations to allow the Board of Directors to authorize the Company to issue shares without issuing physical certificates will be adopted if approved by the affirmative vote of a majority of the outstanding Common Shares. Abstentions and broker non-votes will not be counted as affirmative votes and thus will have the same effect as a vote against this proposal.

   The proposal to approve The Progressive Corporation 2004 Executive Bonus Plan will be adopted if approved by the affirmative vote of the majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding Common Shares. Abstentions and broker non-votes will not be counted as cast votes.

   The proposal to approve the ratification of Independent Auditors will be adopted if approved by the affirmative vote of the majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding Common Shares. Abstentions and broker non-votes will not be counted as cast votes.

HOUSEHOLDING

    Securities and Exchange Commission regulations permit a single set of the annual report and proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

   If any beneficial shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-542-1061, or by writing to The Progressive Corporation, Investor Relations, at 6300 Wilson Mills Road, Box W-33, Mayfield Village, Ohio 44143. In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-542-1061.

OTHER MATTERS

Charitable Contributions

   Within the preceding three years, the Company has not made a contribution to any charitable organization in which any of the Company’s directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from the Company, contributes to qualified tax-exempt organizations that are financially supported by the Company’s employees. Thus, in matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of the Company’s directors may be affiliated as an executive officer, director or trustee.

Proxy Solicitation

   The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. The Company has engaged the firm of Morrow & Co., New York, New York, to assist it in the solicitation of proxies at an estimated cost of $10,000. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

   If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, the proxies will be voted:

(1)	to elect the three nominees named under “Election of Directors” above;

(2)	FOR the proposal to amend the Company’s Code of Regulations to allow the Board of Directors to authorize the Company to issue shares without issuing physical certificates;

(3)	FOR the proposal to approve The Progressive Corporation 2004 Executive Bonus Plan; and

(4)	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2004.

   The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting.

   If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

The Company will furnish, without charge, to each person to whom a proxy statement is delivered, upon oral or written request, a copy of the Company’s Annual Report on Form 10-K for 2003 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143, by telephone at (440) 395-2258 or e-mail at investor relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March      , 2004

EXHIBIT A

    The following is the full text of Article VII of the Code of Regulations of The Progressive Corporation (“Company”), reflecting the amendment described in Item 2 of the Company’s Proxy Statement dated March      , 2004.

ARTICLE VII

Certificates for Shares; Uncertificated Shares

   Section 1. Form and Execution. Except as provided in Section 2 hereof, certificates for shares, certifying the number of full-paid shares owned, shall be issued to each shareholder in such form as shall be approved by the board of directors. Such certificates shall be signed by the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer; provided however, that if such certificates are countersigned by a transfer agent and/or registrar the signatures of any of said officers and the seal of the corporation upon such certificates may be facsimiles, which are engraved, stamped or printed thereon. If any officer or officers, who shall have signed, or whose facsimile signature shall have been used, printed, engraved or stamped on any certificate or certificates for shares, shall cease to be such officer or officers, because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the corporation, such certificate or certificates, if authenticated by the endorsement thereon of the signature of a transfer agent or registrar, shall nevertheless be conclusively deemed to have been adopted by the corporation by the use and delivery thereof and shall be as effective in all respects as though signed by a duly elected, qualified and authorized officer or officers, and as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be an officer or officers of the corporation.

   Section 2. Uncertificated Shares. The board of directors, subject to the immediately succeeding paragraph, may provide by resolution that some or all of any or all classes and series of shares of the corporation shall be uncertificated shares, provided that the resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation and the resolution shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on share certificates in accordance with all applicable laws. Except as expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

   Notwithstanding the foregoing provisions of this Section 2, a shareholder of record shall at all times have the right to receive one or more certificates for some or all of the shares held of record by such shareholder in accordance with Section 1 hereof by making a written request therefor to the corporation or any transfer agent for the applicable class of shares, accompanied by such assurances as the corporation or such transfer agent may require as to the genuineness of such request; provided, however, that shareholders holding shares of the corporation under one or more of the corporation’s benefit plans for officers, directors and/or employees shall have no such right to have certificates issued unless such a right is provided for under the applicable benefit plan or otherwise ordered by the board of directors or a committee thereof.

   Section 3. Registration of Transfer. Any certificate for shares of the corporation shall be transferable in person or by attorney upon the surrender thereof to the corporation or any transfer agent for the class of shares represented by the certificate surrendered of a certificate, properly endorsed for transfer or accompanied by a duly endorsed stock power, together with such assurances as the corporation or such transfer agent may require as to the genuineness and effectiveness of each necessary endorsement or executed stock power. Any uncertificated shares of the corporation shall be transferable in person or by attorney upon written request in form and substance acceptable to the corporation or any transfer agent for the applicable class of shares, accompanied by a duly endorsed stock power and/or such other assurances as the corporation or such transfer agent may require as to the genuineness and effectiveness thereof.

   Section 4. Lost, Destroyed or Stolen Certificates. Subject to the provisions of Section 2 hereof, a new share certificate or certificates may be issued in place of any certificate theretofore issued by the corporation which is alleged to have been lost, destroyed or wrongfully taken upon (i) the execution and delivery to the corporation by the person claiming the certificate to have been lost, destroyed or wrongfully taken of an affidavit of that fact, specifying whether or not, at the time of such alleged loss, destruction or taking, the certificate was endorsed, and (ii) the furnishing to the corporation of indemnity and other assurances

A-1

satisfactory to the corporation and to all transfer agents and registrars of the class of shares represented by the certificate against any and all losses, damages, costs, expenses or liabilities to which they or any of them may be subjected by reason of the issue and delivery of such new certificate or certificates or in respect of the original certificate.

   Section 5. Registered Shareholders. A person in whose name shares are of record on the books of the corporation, whether such shares are evidenced by a certificate or are uncertificated, shall conclusively be deemed the unqualified owner and holder thereof for all purposes and to have capacity to exercise all rights of ownership. Neither the corporation nor any transfer agent of the corporation shall be bound to recognize any equitable interest in or claim to such shares on the part of any other person, whether disclosed upon any such certificate or otherwise, nor shall they be obliged to see to the execution of any trust or obligation.

A-2

DETACH CARD
--------------------------------------------------------------------------

THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders

    The undersigned hereby appoints W. Thomas Forrester, Charles E. Jarrett and Dane A. Shrallow, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., Cleveland time, on April 16, 2004, and thereat, and at any adjournment thereof, to vote and act with respect to all Common Shares of the Company which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

1.	☐ WITH or ☐ WITHOUT authority to vote (except as marked to the contrary below) for the election as directors of all three nominees listed below.

Peter B. Lewis, Glenn M. Renwick and Donald B. Shackelford

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the space provided below.)

2.	Proposal to approve an amendment to the Company’s Code of Regulations to allow the Board of Directors to authorize the Company to issue shares without issuing physical certificates.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Proposal to approve The Progressive Corporation 2004 Executive Bonus Plan.
☐ FOR ☐ AGAINST ☐ ABSTAIN

(Continued, and to be dated and signed, on the other side)

DETACH CARD
--------------------------------------------------------------------------

(Continued from the other side)

4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2004.
☐ FOR ☐ AGAINST ☐ ABSTAIN
5.	In their discretion, to vote upon such other business as may properly come before the meeting.

    This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted to elect the nominees identified in Item 1 above and to approve the Proposals described in Items 2 through 4 above.

    Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March     , 2004, is hereby acknowledged.

Date: _____________________ , 2004

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.